EXHIBIT 21

CareerEngine Network, Inc.

List of Wholly-Owned Subsidiaries

Matthews & Wright, Inc. (Delaware)
Snider, Williams & Co., Inc. (Delaware)
Randolph, Hudson & Co., Inc. (Delaware)
Shaw Realty Company, Inc. (New York)
Burrows, Hayes Company, Inc. (New York)
Dover, Sussex Company, Inc. (New York)
Housing Capital Corporation (New York)
Randel, Palmer & Co., Inc. (New York)
Parker, Reld & Co., Inc. (New York)
McAdam, Taylor & Co., Inc. (New York)
Helmstar Funding, Inc. (Pennsylvania)
Ryan, Jones & Co., Inc. (New York)
CareerEngine, Inc. (New York)
Advanced Digital Networks, Inc. (New York)
Alexander Edwards International, Inc. (New York)


Movieplex Realty Leasing, L.L.C. (New Jersey)
         (owned by Randolph, Hudson & Co., Inc. (99%) and
         Snider, Williams & Co., Inc. (1%))